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                                                                    EXHIBIT 10.7


July 11, 2001


Mr. Christie S. Tyler
5823 Encore Drive
Dallas, Texas  75240

Dear Chris:

         You and MAII Holdings, Inc., a Texas corporation (the "Company"), are parties to several agreements concerning your employment by, and business relationship with, the Company. These arrangement include a trigger date of July 12, 2001 for the occurrence or non-occurrence of certain rights, duties and responsibilities of and for you and the Company. However, largely through your efforts, the Company is currently negotiating a possible merger (the Merger") involving GenesisIntermedia, Inc. ("GENI") that is potentially very exciting for the Company and its shareholders. Accordingly, the Company desires to extend the terms of such agreements so as to keep you involved with the Company until such time as the Merger either is consummated or is terminated. Accordingly, the agreements are hereby amended as follows:

         (1)      If the Merger is terminated or otherwise not consummated, then
                  Section 7(b) of the Employment Agreement will be deemed to be amended to read in its entirety as follows:

                           Payments Upon Termination. If this Agreement is terminated pursuant to Section 7(a) above, then Employer shall have no obligation to pay to Employee the Salary or any other compensation or benefits provided under this Agreement for any period after the date of such termination; provided, however, that Employer shall pay to Employee all Salary and other compensation and vested benefits accrued but unpaid prior to the date of such termination.

         (2) The Non-Qualified Stock Option of the Company, dated as of January 12, 2001, to purchase 166,667 shares of the Company's Common Stock, and issued by the Company to you shall be amended by amending the vesting schedule set forth in Section 4 thereof to suspend any vesting between the date hereof and the date of closing of the Merger, such that upon closing of the Merger, any vesting that would have occurred absent such suspension shall be deemed to have occurred, but if the Merger is terminated or otherwise not consummated no vesting shall have occurred after the date hereof.

         (3) The Non-Qualified Stock Option of the Company, dated as of January 12, 2001, to purchase 233,333 shares of the Company's Common Stock, and issued by the Company to you shall be amended by amending the vesting schedule set forth in Section 4 thereof to suspend any vesting between the date hereof and the date of closing of the Merger, such that upon closing of the Merger, any vesting that


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                  would have occurred absent such suspension shall be deemed to have occurred, but if the Merger is terminated or otherwise not consummated no vesting shall have occurred after the date hereof.

         (4) Notwithstanding anything to the contrary contained in: (i) the Stock Purchase Agreement, dated as of February 1, 2001, by and between you and the Company; (ii) the Promissory Note, dated February 1, 2001, in the original principal amount of $2,739,040, and issued by you to the Company (the "Note"); and
                  (iii) the Pledge and Security Agreement, dated as of February 1, 2001, by and between you and the Company (the "Pledge Agreement"), if the Merger is terminated or otherwise not consummated, the Note shall be deemed to have been canceled, and you will not owe any principal of or interest on the Note, and the 680,000 shares of the Company's Common Stock issued to you pursuant to the Purchase Agreement but held by the Company under the Pledge Agreement shall be delivered to the Company for cancellation; it being agreed and understood that until the earlier of: (i) the consummation of the Merger; or (ii) the termination of discussions between the Company and GENI concerning the Merger, no principal of or interest on the Note shall be due and payable.

         This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. If the terms set forth in this letter agreement are acceptable to you, please sign and date the enclosed copy of this letter and return it to the Company.

                                          MAII HOLDINGS, INC.



                                          By: /s/ RICK DAHLSON
                                              --------------------------------


                                          Title: Secretary
                                                ------------------------------

AGREED TO AND ACCEPTED
as of the date first set forth above:

/s/ CHRISTIE S. TYLER                   7/11/01
-----------------------------------------------------
Christie S. Tyler


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